Exhibit 3.7

DeFi Development Corp.

Certificate of Designations

10.00% Series C Cumulative Perpetual Preferred Stock

[__], 2025

The undersigned hereby certifies that:

On [__], 2025, the Pricing Committee of the Board of Directors of DeFi Development Corp., a Delaware corporation (the “Corporation”), pursuant to authority granted to it by the Board of Directors of the Company, adopted the following resolution designating and creating, out of the authorized and unissued shares of preferred stock of the Company, [__] authorized shares of a series of stock of the Company titled the “10.00% Series C Cumulative Perpetual Preferred Stock”:

RESOLVED that, pursuant to the Certificate of Incorporation (as defined below), the Bylaws (as defined below) and applicable law, a series of stock of the Company titled the “10.00% Series C Cumulative Perpetual Preferred Stock,” and having a par value of $0.00001 per share and an initial number of authorized shares equal to [__], is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company, which series has the rights, preferences, voting powers and other provisions set forth below:

Section 1. Designation. The designation of the series of Preferred Stock of the Corporation shall be 10.00% Series C Cumulative Perpetual Preferred Stock (hereinafter referred to as the “Series C Preferred Stock”), which is hereby created out of the authorized and unissued shares of preferred stock of the Company. The par value of the Series C Preferred Stock is $0.00001 per share.

Section 2. Number of Authorized Shares. The number of authorized shares of Series C Preferred Stock initially is [______]. The number of authorized shares of Series C Preferred Stock may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock, less all shares of any other series of Preferred Stock authorized at the time of such increase) or decreased (but not below the number of shares of the Series C Preferred Stock then outstanding) by resolution of the Board of Directors (or a duly authorized committee of the Board of Directors), without the vote or consent of the holders of the Series C Preferred Stock. Shares of the Series C Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation will be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The Corporation shall have the authority to issue fractional shares of the Series C Preferred Stock. The Corporation reserves the right to re-open this series and issue additional shares of the Series C Preferred Stock either through public or private sales at any time and from time to time without notice to or the consent of holders of the Series C Preferred Stock. The additional shares of the Series C Preferred Stock will be deemed to form a single series with the Series C Preferred Stock issued under this Certificate of Designations (this “Certificate”). Each share of the Series C Preferred Stock shall be identical in all respects to every other share of the Series C Preferred Stock, except that shares of the Series C Preferred Stock issued after [___ __], 2025 (the “Original Issue Date”) shall accrue dividends from the later of the Original Issue Date and the Dividend Payment Date (as defined hereafter) immediately prior to the original issue date of such additional shares for which full cumulative dividends have been paid. As used in this Certificate, “accrual” (or similar terms) used with respect to a dividend or dividend period refers only to the determination of the amount of such dividend and does not imply that any right to a dividend in any dividend period arises prior to the date on which such dividend is declared. In addition, subject to the limitations described herein, the Corporation may issue additional Preferred Stock from time to time in one or more series, each with such designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, as the Board of Directors (or a duly authorized committee of the Board of Directors) may determine prior to the time of such issuance.

Section 3. Ranking.

(a) The Series C Preferred Stock will, as to dividend rights and rights as to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, rank: (1) senior to all classes or series of the Corporation’s common stock, par value $0.00001 per share (“Common Stock”) and to all other capital stock issued by the Corporation expressly designated as ranking junior to the Series C Preferred Stock, (2) on parity with the Series A Preferred Stock and any future class or series of the Corporation’s capital stock expressly designated as ranking on parity with the Series C Preferred Stock; (3) junior to any future class or series of the Corporation’s capital stock expressly designated as ranking senior to the Series C Preferred Stock; and (4) junior to all the Corporation’s existing and future indebtedness (including subordinated indebtedness and any indebtedness convertible into Common Stock or preferred stock) and other liabilities with respect to assets available to satisfy claims against the Corporation and structurally subordinated to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) existing or future subsidiaries of the Corporation.

(b) The Corporation may issue junior capital stock described in Section 3(a)(1) above and parity capital stock described in Section 3(a)(2) above at any time and from time to time in one or more series without the consent of the holders of the Series C Preferred Stock. The Corporation’s ability to issue any senior capital stock described in Section (3)(a)(3) above is limited as described in Section 11(d)(i).

Section 4. Dividends.

(a) Subject to the preferential rights, if any, of the holders of any class or series of capital stock of the Corporation ranking senior to the Series C Preferred Stock as to dividends, the holders of the Series C Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors), only out of funds legally available for the payment of dividends, cumulative cash dividends at the annual rate of 10.0% of the $100.00 liquidation preference per year. A “dividend period” is the period from and including a dividend payment date (as defined herein) (except that the initial dividend period shall commence on and include [_____ __], 2025) and continuing to, but excluding, the next succeeding dividend payment date. Dividends on the Series C Preferred Stock will accumulate and be cumulative from, and including, the Original Issue Date; except that shares of the Series C Preferred Stock issued after the Original Issue Date shall accrue dividends from the later of the Original Issue Date and the dividend payment date (as defined herein) immediately prior to the original issue date of such additional shares for which full cumulative dividends have been paid.

(b) Dividends, when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors), will be payable quarterly, on March 31, June 30, September 30 and December 31 of each year in arrears, beginning on [____ __], 2025, each of which is a “dividend payment date”; provided that if any dividend payment date is not a business day (as defined below), then such date will nevertheless be a dividend payment date but the dividend which would otherwise have been payable on that dividend payment date, when, as and if declared, will be paid on the next succeeding business day and no interest, additional dividends or other sums will accumulate on the amounts so payable for the period from and after that dividend payment date to that next succeeding business day. As used in this Certificate, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(c) Any dividend, including any dividend payable on the Series C Preferred Stock for any dividend period (or portion thereof) will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of Series C Preferred Stock as they appear in the records of the Corporation’s transfer agent (the “Transfer Agent”) at the close of business on the applicable record date, which will be the date designated by the Board of Directors (or a duly authorized committee of the Board of Directors) for the payment of a dividend that is not more than thirty (30) nor less than ten (10) days prior to the applicable dividend payment date.

(d) The Board of Directors (or a duly authorized committee of the Board of Directors) will not authorize, pay or set apart for payment by the Corporation any dividend on the Series C Preferred Stock at any time that: (i) the terms and provisions of any of the Corporation’s agreements, including any agreement relating to the Corporation’s indebtedness, prohibits such authorization, payment or setting apart for payment; (ii) the terms and provisions of any of the Corporation’s agreements, including any agreement relating to the Corporation’s indebtedness, provides that such authorization, payment or setting apart for payment thereof would constitute a breach of, or a default under, such agreement; or (iii) the law restricts or prohibits the authorization or payment. Notwithstanding the foregoing, dividends on the Series C Preferred Stock will accumulate whether or not the terms and provisions of any of the Corporation’s agreements relating to its indebtedness prohibit such authorization, payment or setting apart for payment, the Corporation has earnings, there are funds legally available for the payment of the dividends, or the dividends are authorized. Accordingly, if the Board of Directors (or a duly authorized committee of the Board of Directors) does not declare a dividend on the Series C Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend shall accumulate and an amount equal to such accumulated dividend shall become payable out of funds legally available therefor upon the liquidation, dissolution or winding up of the Corporation’s affairs (or earlier redemption of such Series C Preferred Stock), to the extent not paid prior to such liquidation, dissolution or winding up or earlier redemption, as the case may be. No interest, or sums in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C Preferred Stock, which may be in arrears, and holders of the Series C Preferred Stock will not be entitled to any dividends in excess of the full cumulative dividends described above. Any dividend payment made on the Series C Preferred Stock shall first be credited against the earliest accumulated but unpaid dividends due with respect to those shares.

Section 5. Restrictions on Dividends, Redemption and Repurchases.

(a) So long as any share of the Series C Preferred Stock remains outstanding, unless the Corporation also has either paid or declared and set apart for payment full cumulative dividends on the Series C Preferred Stock for all past completed dividend periods, the Corporation will not during any dividend period:

(i) pay or declare and set apart for payment any dividends or declare or make any distribution of cash or other property on Common Stock or other capital stock that ranks junior to or on parity with the Series C Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up (other than, in each case, (a) a dividend paid in Common Stock or other stock ranking junior to the Series C Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up or (b) any declaration of a Common Stock dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan);

(ii) redeem, purchase or otherwise acquire Common Stock or other capital stock that ranks junior to or on parity with the Series C Preferred Stock (other than the Series C Preferred Stock) with respect to dividend rights and rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up (other than (a) by conversion into or exchange for Common Stock or other capital stock ranking junior to the Series C Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up, (b) the redemption of shares of capital stock pursuant to the provisions of the Certificate of Incorporation relating to the restrictions upon ownership and transfer of our capital stock, (c) a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock and any other capital stock that ranks on parity with the Series C Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up, (d) purchases, redemptions or other acquisitions of shares of the Corporation’s capital stock ranking junior to the Series C Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up pursuant to any employment contract, dividend reinvestment and stock purchase plan, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or advisors, (e) through the use of the proceeds of a substantially contemporaneous sale of stock ranking junior to the Series C Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up, or (f) purchases or other acquisitions of shares of the Corporation’s capital stock pursuant to a contractually binding stock repurchase plan existing prior to the preceding dividend payment date on which dividends were not paid in full); or

(iii) redeem, purchase or otherwise acquire Series C Preferred Stock (other than (a) by conversion into or exchange for Common Stock or other capital stock ranking junior to the Series C Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up, (b) a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock or (c) with respect to redemptions, a redemption pursuant to which all shares of Series C Preferred Stock are redeemed).

(b) Notwithstanding the foregoing, if the Board of Directors (or a duly authorized committee of the Board of Directors) elects to declare only partial instead of full dividends for a dividend payment date and related dividend period on the shares of the Series C Preferred Stock or any class or series of the Corporation’s capital stock that ranks on parity with the Series C Preferred Stock with respect to dividends, then, to the extent permitted by the terms of the Series C Preferred Stock and each outstanding class or series of the Corporation’s capital stock that ranks on parity with the Series C Preferred Stock with respect to dividends, such partial dividends shall be declared on shares of the Series C Preferred Stock and class or series of the Corporation’s capital stock that ranks on parity with the Series C Preferred Stock with respect to dividends, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period, in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, “full dividends” means, as to any class or series of the Corporation’s capital stock that ranks on parity with the Series C Preferred Stock with respect to dividends that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such class or series of the Corporation’s capital stock that ranks on parity with the Series C Preferred Stock with respect to dividends current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series C Preferred Stock or any class or series of the Corporation’s capital stock that ranks on parity with the Series C Preferred Stock with respect to dividends (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), then, for purposes of this paragraph, the Board of Directors (or a duly authorized committee of the Board of Directors) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any class or series of the Corporation’s capital stock that ranks on parity with the Series C Preferred Stock with respect to dividends and dividend period(s) with respect to the Series C Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such class or series of the Corporation’s capital stock that ranks on parity with the Series C Preferred Stock with respect to dividends and the Series C Preferred Stock.

(c) Subject to the foregoing, dividends, as may be determined by the Board of Directors (or a duly authorized committee of the Board of Directors) may be declared and paid on any Common Stock or other stock ranking junior to the Series C Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up from time to time out of any funds legally available therefor, and the shares of the Series C Preferred Stock shall not be entitled to participate in any such dividend.

Section 6. Liquidation Preference.

(a) In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series C Preferred Stock will be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders (i.e., after satisfaction of all the Corporation’s liabilities to creditors, if any) and, subject to the rights of holders of any shares of each other class or series of capital stock ranking, as to rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up, senior to the Series C Preferred Stock, a liquidation preference of $100.00 per share, plus an amount equal to any accumulated and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of Common Stock or any other class or series of the Corporation’s capital stock ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, junior to the Series C Preferred Stock (the “liquidation preference”).

(b) If, upon such voluntary or involuntary liquidation, dissolution or winding up of the Corporation’s affairs, the assets of the Corporation legally available for distribution to the Corporation’s stockholders are insufficient to pay the full amount of the liquidation preference on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock of the Corporation ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series C Preferred Stock, then the holders of the Series C Preferred Stock and each such other class or series of capital stock of the Corporation ranking, as to rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series C Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidation preference to which they would otherwise be respectively entitled. In any such distribution, the liquidation preference of any holder of the Corporation’s capital stock other than the Series C Preferred Stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Corporation’s assets available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder or stock on which dividends accrue on a non-cumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable.

(c) Holders of Series C Preferred Stock will be entitled to written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no fewer than thirty (30) days and no more than sixty (60) days prior to the payment date.

(d) If the liquidation preference has been paid in full to all holders of the Series C Preferred Stock and each such other class or series of capital stock ranking, as to rights to the distribution of assets any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series C Preferred Stock, holders of shares of the Series C Preferred Stock and each such other class or series of capital stock ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series C Preferred Stock will have no right or claim to any of the Corporation’s remaining assets and the holders of shares of Common Stock or any class or series of capital stock ranking, as to rights to the distribution of assets any voluntary or involuntary liquidation, dissolution or winding up, junior to the Series C Preferred Stock, will be entitled to receive all of the Corporation’s remaining assets according to their respective rights and preferences.

(e) The consolidation, merger or other business combination of the Corporation with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of the assets, property or business of the Corporation will not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

Section 7. Optional Redemption.

(a) The Corporation will have the right, at its election, to redeem all, and not less than all, of the Series C Preferred Stock, at any time, for cash if the total aggregate liquidation preference of all Series C Preferred Stock then outstanding is less than 25% of the aggregate liquidation preference of the Series C Preferred Stock issued in this offering. The redemption price for any Series C Preferred Stock to be redeemed pursuant to an optional redemption will be a cash amount equal to the liquidation preference of the Series C Preferred Stock to be redeemed, plus accumulated and unpaid regular dividends to, but not including, the date of such redemption (the “Redemption Date”), upon the giving of notice, as provided in Section 8 hereof.

(b) If, as a result of any change in, or amendment to, the laws of the United States or the official interpretation thereof that is announced or becomes effective, the Corporation becomes or, based upon a written opinion of independent counsel selected by the Corporation, there is a substantial probability that the Corporation will become obligated to pay certain additional amounts with respect to the Series C Preferred Stock, then we may redeem the Series C Preferred Stock at a cash amount equal to the liquidation preference of such share as of the business day before the date the Corporation provides the related redemption notice, plus accumulated and unpaid regular dividends on such share to, and including, the Redemption Date.

Section 8. Redemption Procedures.

(a) In the event the Corporation elects to redeem Series C Preferred Stock, notice of redemption will be mailed to each holder of record of Series C Preferred Stock called for redemption at such holder’s address as it appears on the Corporation’s stock transfer records, not less than fifteen (15) nor more than sixty (60) days prior to the Redemption Date. Any notice mailed as provided in this paragraph shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock. Notwithstanding the foregoing, if the shares of Series C Preferred Stock are issued in book-entry form through The Depository Trust Company (“DTC”) or any other similar facility, notice of redemption may be given to the holders of Series C Preferred Stock at such time and in any manner permitted by such facility.

(b) The notice will notify the holder of the election to redeem the shares and will state at least the following: (i) the Redemption Date; (ii) the redemption price; (iii) the number of shares of Series C Preferred Stock to be redeemed (and, if fewer than all the shares are to be redeemed, the number of shares to be redeemed from such holder or the method for determining such number); (iv) the place(s) where holders may surrender certificates, if any, evidencing the Series C Preferred Stock for payment; and (v) that dividends on such shares of Series C Preferred Stock will cease to accumulate on the date prior to the Redemption Date.

(c) If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed, the shares to be redeemed will be determined (i) in the case of Series C Preferred Stock held of record by the nominee of DTC, in accordance with the depositary procedures or (ii) in the case of Series C Preferred Stock represented by physical certificate(s), pro rata (as nearly as practicable without creating fractional shares), by lot, or by such other method we consider fair and appropriate. Subject to the provisions hereof, the Board of Directors (or a duly authorized committee of the Board of Directors) shall have full power and authority to prescribe the terms and conditions on which shares of Series C Preferred Stock shall be redeemed from time to time. If the Corporation shall have issued certificates for the Series C Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

(d) On or after the Redemption Date, each holder of Series C Preferred Stock to be redeemed that holds a certificate other than through DTC book entry must present and surrender the certificates evidencing the shares of Series C Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(e) From and after the Redemption Date or, if notice of redemption has been duly given, and if on or before the Redemption Date specified in the notice, all funds necessary for the redemption have been set aside by the Corporation, separate and apart from the Corporation’s other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available for that purpose, then, in each case unless the Corporation defaults in payment of the redemption price: (i) all dividends on the shares designated for redemption in the notice will cease to accumulate on and after the Redemption Date; (ii) all rights of the holders of the shares, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends up to the date prior to the Redemption Date), will cease and terminate; and (iii) the shares designated for redemption in the notice will be deemed to not be outstanding for any purpose whatsoever.

(f) Any funds held in trust and unclaimed at the end of two years from the Redemption Date, to the extent permitted by law, shall be released from the trust so established and may be commingled with the Corporation’s other funds, and after that time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(g) Notwithstanding any other provision herein, any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the applicable record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date.

Section 9. Conversion.

(a) Subject to certain limitations, holders of Series C Preferred Stock will have the right to convert some or all of their shares of Series C Preferred Stock on any business day into shares of our common stock (together, if applicable, with cash in lieu of any fractional share of common stock) at the then-applicable conversion rate. The initial conversion rate is   shares of common stock per share of Series C Preferred Stock, which represents an initial conversion price of $  per share of common stock, and is subject to adjustment as described herein.

(b) Treatment of Dividends Upon Conversion.

(i) The conversion price will not be adjusted to account for any accumulated and unpaid dividends on any Series C Preferred Stock being converted.

(ii) Notwithstanding anything to the contrary in this Certificate, if the Conversion Date (as defined below) of any share of Series C Preferred Stock to be converted is after a regular record date for a declared regular dividend on the Series C Perpetual Preferred Stock and on or before the next regular dividend payment date, then (1) the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such conversion, to receive, on or, at our election, before such regular dividend payment date, such declared regular dividend on such share; and (2) the holder surrendering such share for conversion must deliver, at the time it surrenders such share for conversion, an amount of cash equal to the amount of such declared regular dividend on such share; provided, however, that the holder surrendering such share for conversion need not deliver cash (x) if the Corporation has specified a Redemption Date that is after such regular record date and on or before the second business day immediately after such regular dividend payment date; or (y) to the extent of any accumulated dividend in respect of any regular dividend period before the regular dividend period in which such regular record date occurs.

(c) Conversion Procedures.

(i) Requirements for Holders to Exercise Conversion Right.

(1) Global Certificates. To convert a beneficial interest in a global certificate, the owner of such beneficial interest must (x) comply with the depositary procedures for converting such beneficial interest (at which time such conversion will become irrevocable); (y) if applicable, pay any declared regular dividend payable on the next regular dividend payment date pursuant to Section 9(b)(ii); and (z) if applicable, pay any documentary or other taxes pursuant to Section 10.

(2) Physical Certificates. To convert any share of Series C Preferred Stock represented by a physical certificate, the holder of such share must (v) complete, manually sign and deliver to the conversion agent the conversion notice attached to such physical certificate or a facsimile of such conversion notice; (w) deliver such physical certificate to the conversion agent (at which time such conversion will become irrevocable); (x) furnish any endorsements and transfer documents that the Corporation or the conversion agent may require; (y) if applicable, pay any declared regular dividend payable on the next regular dividend payment date pursuant to Section 9(b)(ii); and (z) if applicable, pay any documentary or other taxes as pursuant to Section 10.

(ii) The person in whose name any share of Common Stock is issuable upon conversion of any Series C Preferred Stock will be deemed to become the holder of record of such share as of the close of business on the Conversion Date for such Conversion.

(iii) Notwithstanding anything to the contrary in this Certificate, in no event will any holder be entitled to Convert a number of shares of Series C Preferred Stock that is not a whole number.

(iv) We refer to the first business day on which the requirements described above to convert a share of Series C Preferred Stock are satisfied as the “Conversion Date.”

(d) Settlement Upon Conversion.

(i) Consideration Due Upon Conversion. Upon conversion of any Series C Preferred Stock, the Company will deliver, for each share of Series C Preferred Stock being converted a number of shares of Common Stock equal to the conversion rate in effect immediately before the close of business on such Conversion Date; provided, however, in lieu of delivering any fractional share of Common Stock otherwise due upon Conversion of any Series C Preferred Stock, the Company will, to the extent it is legally able to do so, pay cash based on the last reported sale price per share of Common Stock on the Conversion Date for such conversion (or, if such Conversion Date is not a trading day, the immediately preceding trading day). In the event that the Company cannot pay cash in lieu of a fractional share, the Company will, to the extent authorized, unissued and unreserved shares of Common Stock are available, instead round up to the nearest whole share of Common Stock for the applicable converting holder and the Company will not have any obligation to pay such amount in cash. We refer to the consideration due upon conversion of any Series C Preferred Stock as the “Conversion Consideration.”

(ii) Delivery of Conversion Consideration. The Company will (subject to the depositary procedures, in the case of Series C Preferred Stock that is represented by any Global Certificate) pay or deliver, as applicable, the Conversion Consideration due upon Conversion of any Series C Preferred Stock on or before the second (2nd) Business Day immediately after the Conversion Date for such Conversion.

(iii) Delivery of Treasury Shares. Each share of Common Stock delivered upon Conversion of the Series C Preferred Stock will be a newly issued or treasury share. To the extent the Company delivers shares of Common Stock held in its treasury in settlement of any obligation under this Certificate to deliver shares of Common Stock, each reference in this Certificate to the issuance of shares of Common Stock in connection therewith will be deemed to include such delivery.

(e) Conversion Rate Adjustments.

(i) Events Requiring an Adjustment to the Conversion Rate. The Conversion Rate will be adjusted from time to time as follows:

(1) Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 9(g) will apply), then the Conversion Rate will be adjusted based on the following formula:

OS1
CR1	=	CR0	x
OS0

where:

CR0	=	the Conversion Rate in effect immediately before the close of business on the record date for such dividend or distribution, or immediately before the close of business on the effective date of such stock split or stock combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the close of business on such record date or effective date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately before the close of business on such record date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 9(e)(i)(1) is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2) Rights, Options and Warrants. If the Company distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which Section 9(e)(i)(3)(A) and Section 9(e)(iv) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the last reported sale prices per share of Common Stock for the ten (10) consecutive trading days ending on, and including, the trading day immediately before the date such distribution is announced, then the Conversion Rate will be increased based on the following formula:

OS+X
CR1	=	CR0	x
OS+Y

where:

CR0	=	the Conversion Rate in effect immediately before the close of business on such record date;

CR1	=	the Conversion Rate in effect immediately after the close of business on such record date;

OS	=	the number of shares of Common Stock outstanding immediately before the close of business on such record date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the last reported sale prices per share of Common Stock for the ten (10) consecutive trading days ending on, and including, the trading day immediately before the date such distribution is announced.

To the extent such rights, options or warrants are not so distributed, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, options or warrants.

For purposes of this Section 9(e)(i)(2), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the last reported sale prices per share of Common Stock for the ten (10) consecutive trading days ending on, and including, the trading day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Company in good faith and in a commercially reasonable manner.

(3) Spin-Offs and Other Distributed Property.

(A) Distributions Other than Spin-Offs. If the Company distributes shares of its Capital Stock, evidences of the Company’s indebtedness or other assets or property of the Company, or rights, options or warrants to acquire the Company’s Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding:

(I) dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Rate is required (or would be required without regard to Section 9(e)(iii)) pursuant to Section 9(e)(i)(1) or 9(e)(i)(2);

(II) dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Rate is required (or would be required without regard to Section 9(e)(iii)) pursuant to Section 9(e)(i)(4);

(III) rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 9(e)(iv);

(IV) Spin-Offs for which an adjustment to the Conversion Rate is required (or would be required without regard to Section 9(e)(iii)) pursuant to Section 9(e)(i)(3)(B);

(V) a distribution solely pursuant to a tender offer or exchange offer for shares of Common Stock, as to which Section 9(e)(i)(5) will apply; and

(VI) a distribution solely pursuant to a Common Stock Change Event, as to which Section 9(g) will apply,

then the Conversion Rate will be increased based on the following formula:

SP
CR1	=	CR0	x
SP – FMV

where:

CR0	=	the Conversion Rate in effect immediately before the close of business on the record date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on such record date;

SP	=	the average of the last reported sale prices per share of Common Stock for the ten (10) consecutive trading days ending on, and including, the trading day immediately before the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Company in good faith and in a commercially reasonable manner), as of such record date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that, if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, each holder will receive, for each share of Series C Preferred Stock held by such holder on such record date, at the same time and on the same terms as holders of Common Stock, and without having to convert its Series C Preferred Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such holder would have received in such distribution if such holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.

To the extent such distribution is not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(B) Spin-Offs. If the Company distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate or Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock (other than solely pursuant to (x) a Common Stock Change Event, as to which Section 9(g) will apply; or (y) a tender offer or exchange offer for shares of Common Stock, as to which Section 9(e)(i)(5) will apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Conversion Rate will be increased based on the following formula:

FMV + SP
CR1	=	CR0	x
SP

where:

CR0	=	the Conversion Rate in effect immediately before the close of business on the last trading day of the Spin-Off Valuation Period for such Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the close of business on the last trading day of the Spin-Off Valuation Period;

FMV	=	the product of (x) the average of the last reported sale prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive trading day period (the “Spin-Off Valuation Period”) beginning on, and including, the Ex-Dividend Date for such Spin-Off; and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Spin-Off; and

SP	=	the average of the last reported sale prices per share of Common Stock for each trading day in the Spin-Off Valuation Period.

Notwithstanding anything to the contrary in this Section 9(e)(i)(3)(B), if the Conversion Date for any share of Series C Preferred Stock to be Converted occurs during the Spin-Off Valuation Period, then, solely for purposes of determining the consideration due in respect of such Conversion, such Spin-Off Valuation Period will be deemed to consist of the trading days occurring in the period from, and including, the Ex-Dividend Date for such Spin-Off to, and including, such Conversion Date.

To the extent any dividend or distribution of the type described in Section 9(e)(i)(3)(B) is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(4) Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Stock, then the Conversion Rate will be increased based on the following formula:

SP
CR1	=	CR0	x
SP – D

where:

CR0	=	the Conversion Rate in effect immediately before the close of business on the record date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on such record date;

SP	=	the last reported sale price per share of Common Stock on the trading day immediately before the Ex-Dividend Date for such dividend or distribution; and

D	=	the cash amount distributed per share of Common Stock in such dividend or distribution;

provided, however, that, if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, each holder will receive, for each share of Series C Preferred Stock held by such holder on such record date, at the same time and on the same terms as holders of Common Stock, and without having to Convert its Series C Preferred Stock, the amount of cash that such holder would have received in such dividend or distribution if such holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date. To the extent such dividend or distribution is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(5) Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Company in good faith and in a commercially reasonable manner) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the last reported sale price per share of Common Stock on the trading day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Rate will be increased based on the following formula:

AC + (SP x OS1)
CR1	=	CR0	x
SP x OS0

where:

CR0	=	the Conversion Rate in effect immediately before the close of business on the last trading day of the Tender/Exchange Offer Valuation Period for such tender or exchange offer;

CR1	=	the Conversion Rate in effect immediately after the close of business on the last trading day of the Tender/Exchange Offer Valuation Period;

AC	=	the aggregate value (determined as of the time (the “Expiration Time”) such tender or exchange offer expires by the Company in good faith and in a commercially reasonable manner) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP	=	the average of the last reported sale prices per share of Common Stock over the ten (10) consecutive trading day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the trading day immediately after the Expiration Date;

provided, however, that the Conversion Rate will in no event be adjusted down pursuant to this Section 9(e)(i)(5), except to the extent provided in the immediately following paragraph. Notwithstanding anything to the contrary in this Section 9(e)(i)(5), if the Conversion Date for any share of Series C Preferred Stock to be Converted occurs during the Tender/Exchange Offer Valuation Period for such tender or exchange offer, then, solely for purposes of determining the consideration due in respect of such Conversion, such Tender/Exchange Offer Valuation Period will be deemed to consist of the trading days occurring in the period from, and including, the trading day immediately after the Expiration Date to, and including, such Conversion Date.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(ii) No Adjustments in Certain Cases.

(1) Where Holders Participate in the Transaction or Event Without Conversion. Notwithstanding anything to the contrary in Section 9(e)(i), the Company is not required to adjust the Conversion Rate for a transaction or other event otherwise requiring an adjustment pursuant to Section 9(e)(i) (other than a stock split or combination of the type set forth in Section 9(e)(i)(1) or a tender or exchange offer of the type set forth in Section 9(e)(i)(5)) if each holder participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being a holder of the Series C Preferred Stock, in such transaction or event without having to Convert such holder’s Series C Preferred Stock and as if such holder held a number of shares of Common Stock equal to the product of (A) the Conversion Rate in effect on the related record date; and (B) the total number of shares of Series C Preferred Stock held by such holder on such record date.

(2) Certain Events. The Company will not be required to adjust the Conversion Rates except pursuant to Section 9(e)(i). Without limiting the foregoing, the Company will not be required to adjust the Conversion Rate on account of:

(A) except as otherwise provided in Section 9(e)(i), the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock or less than the Conversion Price of the Series C Preferred Stock;

(B) the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(C) the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(D) the issuance of any shares of Common Stock pursuant to any option, warrant, right or convertible or exchangeable security of the Company outstanding as of the Initial Issue Date; or

(E) solely a change in the par value of the Common Stock.

(iii) Adjustment Deferral. If an adjustment to the Conversion Rate otherwise required by this Certificate would result in a change of less than one percent (1%) to the Conversion Rate, then the Company may, at its election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (1) when all such deferred adjustments would, had they not been so deferred and carried forward, result in a change of at least one percent (1%) to the Conversion Rate; (2) the Conversion Date of any share of Series C Preferred Stock; (3) the Redemption Notice Date for any Redemption; and (4) the date on which a Fundamental Change occurs.

(iv) Stockholder Rights Plans. If any shares of Common Stock are to be issued upon Conversion of any Series C Preferred Stock and, at the time of such Conversion, the Company has in effect any stockholder rights plan, then the holder of such Series C Preferred Stock will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such Conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to Section 9(e)(i)(3)(A) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section 9(e)(i)(3)(A) to all holders of Common Stock, subject to potential readjustment in accordance with the last paragraph of Section 9(e)(i)(3)(A).

(v) Determination of the Number of Outstanding Shares of Common Stock. For purposes of Section 9(e)(i), the number of shares of Common Stock outstanding at any time will (1) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (2) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(vi) Calculations. All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward).

(vii) Notice of Conversion Rate Adjustments. Upon the effectiveness of any adjustment to the Conversion Rate pursuant to Section 9(e)(i), the Company will, as soon as reasonably practicable and no later than ten (10) Business Days after the date of such effectiveness, send notice to the holders containing (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Conversion Rate in effect immediately after such adjustment; and (3) the effective time of such adjustment.

(f) Voluntary Conversion Rate Increases. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to), by notice to the holders, increase the Conversion Rate by any amount if (i) the Board of Directors determines that such increase is in the Company’s best interest or that such increase is advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (ii) such increase is in effect for a period of at least twenty (20) Business Days; and (iii) such increase is irrevocable during such period.

(g) Effect of Common Stock Change Event.

(i) If there occurs any:

(1) recapitalization, reclassification or change of the Common Stock, other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;

(2) consolidation, merger, combination or binding or statutory share exchange involving the Company;

(3) sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(4) other similar event,

and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Certificate, from and after the effective time of such Common Stock Change Event, (I) the consideration due upon Conversion of any Series C Preferred Stock or regular dividends paid in shares of Common Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 9 or Section 4, as applicable, or in any related definitions, were instead a reference to the same number of Reference Property Units; and (II) for purposes of the definitions of “ex-dividend date” and “record date,” (x) references to “Common Stock” will be deemed to mean the common equity, if any, forming part of such Reference Property; and (y) references to the Company’s “common equity” will be deemed to mean the common equity, if any, of the issuer of the common equity, if any, forming part of such Reference Property.

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify the holders of such weighted average as soon as practicable after such determination is made.

(ii) The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 9(h).

(iii) On or before the date the Common Stock Change Event becomes effective, the Company and, if applicable, the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Company reasonably determines are necessary or desirable to (1) provide for subsequent adjustments to the Conversion Rate pursuant to Section 9(f)(i) (and other related terms of the Series C Preferred Stock) in a manner consistent with this Section 9(h); and (2) give effect to such other provisions, if any, as the Company reasonably determines are appropriate to preserve the economic interests of the holders and to give effect to Section 9(h)(i). If the Reference Property includes shares of stock or other securities or assets (other than cash) of a Person other than the Successor Person, then such other Person will also execute such supplemental instrument(s) and such supplemental instrument(s) will contain such additional provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of holders.

(iv) The Company will provide notice of each Common Stock Change Event to holders no later than the second business day after the effective date of the Common Stock Change Event.

Section 10. Taxes Upon Issuance of Common Stock. The Corporation will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon conversion of the Series C Preferred Stock of any holder; provided, however, that if any tax or duty is due because such holder requests those shares to be registered in a name other than such holder’s name, then such Holder must pay such tax or duty. For the avoidance of doubt, the Corporation or any other withholding agent may collect any required withholding tax at the time of conversion or payment or require alternative arrangements (e.g., a deposit for taxes prior to delivery of Conversion Consideration) to ensure that the Corporation or such withholding agent is not out of pocket for any potential withholding tax liability (e.g., for any Conversion Consideration attributable to previously unpaid and accumulated dividends).

Section 11. Voting Rights.

(a) Holders of the Series C Preferred Stock shall not have any voting rights, except as set forth in this Section 11 or as otherwise required by law.

(b) In any matter in which the Series C Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series C Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference; provided that if the Series C Preferred Stock and any other stock ranking on parity to the Series C Preferred Stock as to dividend rights and rights as to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up are entitled to vote together as a single class on any matter, the holders of each will vote in proportion to their respective liquidation preferences.

(c) As used in this Certificate, “voting preferred stock” means any other class or series of the Corporation’s preferred stock ranking equally with the Series C Preferred Stock as to dividends (whether cumulative or non-cumulative) and the distribution of the Corporation’s assets upon liquidation, dissolution or winding up and upon which like voting rights to the Series C Preferred Stock have been conferred and are exercisable.

(d) So long as any shares of Series C Preferred Stock remain outstanding, the Corporation will not, without the consent or the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock and each other class or series of preferred stock entitled to vote thereon (voting together as a single class), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose:

(i) authorize, create or issue, or increase the number of authorized or issued number of shares of, any class or series of capital stock ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon the liquidation, dissolution or winding up of the Corporation or reclassify any authorized capital stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

(ii) amend, alter or repeal the provisions of the Certificate of Incorporation, including the terms of the Series C Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of the Corporation’s assets or otherwise, so as to materially and adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock, taken as a whole.

(e) If any event described in Section 11(d)(ii) would materially and adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock, taken as a whole, disproportionately relative to any other class or series of voting preferred stock, the affirmative vote of the holders of at least a majority of the outstanding shares of the Series C Preferred Stock, voting as a separate class, will also be required. Furthermore, if holders of shares of the Series C Preferred Stock receive the $100.00 per share of the Series C Preferred Stock liquidation preference plus all accrued and unpaid dividends thereon or greater amounts pursuant to the occurrence of any of the event described in Section 11(d)(ii), then such holders shall not have any voting rights with respect to the event described in Section 11(d)(ii).

(f) The following actions are not deemed to materially and adversely affect the rights, preferences, powers or privileges of the Series C Preferred Stock:

(i) any increase in the amount of authorized shares of Common Stock or preferred stock or the creation or issuance of capital stock or any class or series ranking, as to dividends (whether cumulative or not) or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, on parity with, or junior to, the Series C Preferred Stock; or

(ii) the amendment, alteration or repeal or change of any provision of the Certificate of Incorporation, including this Certificate, as a result of a merger, consolidation, reorganization or other business combination, if (x) the shares of the Series C Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, the shares of Series C Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series C Preferred Stock, taken as a whole, immediately prior to such consummation.

(g) Without the consent of the holders of the Series C Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series C Preferred Stock:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate for the Series C Preferred Stock that may be defective or inconsistent, so long as such action does not materially and adversely affect the rights, preferences, privileges and voting powers of the Series C Preferred Stock, taken as a whole;

(ii) to conform this Certificate to the Description of the Series C Preferred Stock set forth in the Corporation’s final prospectus related to the Series C Preferred Stock, dated [_____ __,] 2025; or

(iii) to make any provision with respect to matters or questions arising with respect to the Series C Preferred Stock that is not inconsistent with the provisions of this Certificate.

(h) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of the Series C Preferred Stock have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by the Corporation for the benefit of the holders of the Series C Preferred Stock to effect the redemption within ninety (90) days unless all or a part of the outstanding shares of the Series C Preferred Stock are being redeemed with the proceeds from the sale of shares of, any class or series of stock ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up.

(i) The rules and procedures for calling and conducting any meeting of the holders of the Series C Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors (or a duly authorized committee of the Board of Directors), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Amended and Restated Bylaws of the Corporation, applicable law and any national securities exchange or other trading facility on which the Series C Preferred Stock may be listed or traded at the time.

(j) Holders of the Series C Preferred Stock will not have any voting rights with respect to, and the consent of the holders of the Series C Preferred Stock is not required for, the taking of any corporate action, including any merger or consolidation involving the Corporation or a sale of all or substantially all of the Corporation’s assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the Series C Preferred Stock, except as set forth above.

Section 12. No Preemptive Rights. Holders of the Series C Preferred Stock do not have any preemptive rights.

Section 13. No Maturity, Sinking Fund or Mandatory Redemption. The Series C Preferred Stock has no maturity date and the Corporation is not required to redeem the Series C Preferred Stock at any time. Accordingly, the Series C Preferred Stock will remain outstanding indefinitely, unless the Corporation decides, at its option, to exercise its redemption right or, under circumstances where the holders of Series C Preferred Stock have a conversion right, such holders convert the Series C Preferred Stock into the Corporation’s common stock. The Series C Preferred Stock is not subject to any sinking fund.

Section 14. Exclusion of Other Rights. The shares of the Series C Preferred Stock do not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Certificate or in the Certificate of Incorporation of the Corporation.

Section 15. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 16. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Stock set forth in this Certificate are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series C Preferred Stock set forth in this Certificate which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 17. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the record holder of any share of the Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 18. Notices. All notices or communications in respect of the Series C Preferred Stock will be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate, in the Certificate of Incorporation or the Bylaws of the Corporation or by applicable law.

Section 19. Certificates. The Corporation may at its option issue shares of the Series C Preferred Stock without certificates. If DTC or its nominee is the registered owner of the Series C Preferred Stock, the following provisions of this Section 19 shall apply. If and as long as DTC or its nominee is the registered owner of the Series C Preferred Stock, DTC or its nominee, as the case may be, shall be considered the sole owner and holder of all such shares of the Series C Preferred Stock of which DTC or its nominee is the registered owner for all purposes under the instruments governing the rights and obligations of holders of shares of the Series C Preferred Stock. If DTC discontinues providing its services as securities depositary with respect to the shares of the Series C Preferred Stock, or if DTC ceases to be registered as a clearing agency under the Exchange Act, in the event that a successor securities depositary is not obtained within ninety (90) days, the Corporation shall either print and deliver certificates for the shares of the Series C Preferred Stock or provide for the direct registration of the Series C Preferred Stock with the Transfer Agent. If the Corporation decides to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary), the Corporation shall print certificates for the shares of the Series C Preferred Stock and deliver such certificates to DTC or shall provide for the direct registration of the Series C Preferred Stock with the Transfer Agent. Except in the limited circumstances referred to above, owners of beneficial interests in the Series C Preferred Stock of which DTC or its nominee is the registered owner:

(a) shall not be entitled to have such Series C Preferred Stock registered in their names;

(b) shall not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in the Series C Preferred Stock; and

(c) shall not be considered to be owners or holders of the shares of the Series C Preferred Stock for any purpose under the instruments governing the rights and obligations of holders of shares of the Series C Preferred Stock.

[Signature Page Follows]

In witness whereof, the undersigned hereto has executed this Certificate as of the [____] day of [____], 2025.

DEFI DEVELOPMENT CORP.

By:
Joseph Onorati
Chief Executive Officer